Exhibit 99.1

KMART HOLDING CORPORATION ANNOUNCES NOVEMBER AND
DECEMBER 2004 RESULTS

Net Income Approximately $250 million
EBIT Approximately $400 million
Same Store Sales Decline of 4.6%

TROY, Mich., Jan. 3—Kmart Holding Corporation (Nasdaq: KMRT) announced today strong profitability and cash generation for November and December of 2004 (period ending December 29, 2004). During that same period, Kmart’s same store sales evidenced a significant moderation in the rate of decline.

Kmart expects to generate net income (excluding any asset sales and bankruptcy-related expenses) of approximately $250 million for November and December of 2004 and income before interest and income taxes (excluding any asset sales and bankruptcy-related expenses) of approximately $400 million. This represents an increase in net income of approximately $23 million, or 10% over the same period in 2003. Same store sales for November and December declined by 4.6%, with December same store sales declining approximately 2.6%. This represents a significant improvement on the trends from earlier in 2004. During this period, gross margin improved by over 100 basis points over the prior year period.

Aylwin Lewis, Chief Executive Officer of Kmart, said, “We are pleased with the significant improvement in the rate of our same store sales decline. As we have discussed before, Kmart has taken actions on many fronts to reset baseline sales at a level that forms the basis for profitable growth. It is our intention to maintain a substantial base of sales and be significantly profitable at the same time, and we are pleased with our progress to date. We are implementing numerous initiatives to grow sales and increase profits in 2005.”

Mr. Lewis added, “I have been extremely impressed with the Kmart associates I have met during my first 60 days on the job. I am proud to lead an organization that has succeeded against the expectations of many as shown by our earnings generated over this year. We look forward to continuing to demonstrate the considerable strength of this franchise.”

At the end of December, Kmart’s inventory levels were approximately $3.4 billion. Kmart’s cash balance has grown from $2.1 billion at the end of our 2003 fiscal year on January 28, 2004 to approximately $3.9 billion at the end of December and is expected to be approximately $3.2 billion at the end of Kmart’s 2004 fiscal year on January 26, 2005. The $3.2 billion does not include the roughly $400 million receivable from Sears expected in March and April of 2005.

As a result of its cash balances and cash generation, Kmart has terminated the balance of an existing credit agreement which has been undrawn for its entire life with the exception of letters of credit.

Kmart expects the proposed merger with Sears, Roebuck & Co. to close by early March 2005.

About Kmart Holding Corporation
Kmart Holding Corporation and its subsidiaries (together, “Kmart”) is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include Thalia Sodi, Jaclyn Smith, Joe Boxer, Martha Stewart Everyday, Route 66 and Sesame Street. For more information visit the Company’s website at www.kmart.com.

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Cautionary Statement Regarding Forward-Looking Information and Other Matters:
Statements or reports made by or on behalf of Kmart which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Kmart’s current views with respect to current events and financial performance. Such forward-looking statements are based upon assumptions concerning future conditions that may ultimately prove to be inaccurate and involve risks, uncertainties and factors that could cause actual results to differ materially from any anticipated future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, factors relating to Kmart’s internal operations and the external environment in which it operates; Kmart’s ability to successfully implement business strategies and otherwise fund and execute planned changes in various aspects of the business; marketplace demand for the products of Kmart’s key brand partners, as well as the engagement of appropriate new brand partners; changes in consumer spending and Kmart’s ability to anticipate buying patterns and implement appropriate inventory strategies; Kmart’s ability to reverse its negative same-store sales trend; competitive pressures and other third party actions, including pressures from pricing and other promotional activities of competitors, as well as new competitive store openings; the resolution of allowed claims for which Kmart is obligated to pay cash under the Plan of Reorganization; Kmart’s ability to properly monitor its inventory needs in order to timely acquire desired goods in appropriate quantities and/or fulfill labor needs at planned costs; Kmart’s ability to attract and retain customers; Kmart’s ability to maintain normal terms with vendors and service providers; Kmart’s ability to maintain contracts, including leases, that are critical to its operations; Kmart’s ability to develop a market niche; regulatory and legal developments; general economic conditions; weather conditions, including those which affect buying patterns of Kmart’s customers; other factors affecting business beyond Kmart’s control; Kmart’s ability to attract, motivate and/or retain key executives and associates; and other risks detailed in Kmart’s Securities and Exchange Commission filings. Kmart undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date such statements were made.

CONTACT:	Kmart Media Relations 248-463-1021